Exhibit 10.1

RETENTION AND INCENTIVE AGREEMENT

This Retention and Incentive Agreement (this “Agreement”), dated as of January 27, 2010, is by and between Varian, Inc., a Delaware corporation (the “Company”), and Gordon B. Tredger (“Employee”).

RECITALS

On July 26, 2009, the Company, Agilent Technologies, Inc., a Delaware corporation (“Agilent”) and Cobalt Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Agilent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into Varian and Varian will survive the merger and continue as a wholly-owned subsidiary of Agilent (the “Merger”).

In order to obtain regulatory approval to complete the Merger, Agilent has offered and committed to certain regulatory authorities (the “Authorities”) to divest certain of the Company’s product lines (the “Divestitures”), specifically its laboratory gas chromatography (Lab GC) product line, its triple-quadrupole gas chromatography-mass spectrometry (GC-MS QQQ) product line, and its inductively coupled-mass spectrometry (ICP-MS) product line (collectively, the “Product Lines”). Agilent and the Company have requested that Employee remain with the Company and assist the Company and Agilent with divesting the Product Lines, and the Company has therefore offered to Employee the retention and incentive compensation provided for in this Agreement.

NOW THEREFORE, in consideration of and subject to all of the terms and conditions set forth in this Agreement, Employee and the Company agree as follows:

1. EMPLOYMENT.

1.1 Prior to Completion of the Merger. The Company shall not change Employee’s title or responsibilities (other than as described in the Recitals above), as they exist on the date of this Agreement, except as may be required by the Authorities or a trustee appointed pursuant to a directive from the Authorities in connection with the Divestitures (the “Trustees”), until the earlier of (a) the date on which the Merger occurs, (b) the date on which Employee voluntarily terminates his employment with the Company, (c) the date on which Employee’s employment is terminated by the Company for “Cause” (as defined by Company policies), (d) the date on which Employee’s employment with the Company is terminated due to his death or “Disability” (as defined in the Company’s long-term disability plan), or (e) the date the Merger Agreement is terminated. Employee acknowledges that this Agreement does not in any way limit the Company’s rights with respect to the terms of Employee’s employment with the Company except as expressly set forth in this Agreement.

1.2 Upon Completion of the Merger. If Employee is still employed by the Company on the date that the Merger occurs, the Company may at any time on or after that date change Employee’s title and responsibilities with the Company, and, if requested, Employee will enter into a “management agreement” with the Company or Agilent pursuant to which Agilent shall transfer all rights, powers and authority necessary to manage and maintain the Product Lines, in any case subject to the consent and approval of the Authorities and/or the Trustee (in all cases, subject to the terms of the CIC Agreement, defined in Section 3.5 below).

2. RETENTION PAYMENT; COMPENSATION AND BENEFITS.

2.1 Retention and Incentive Payment. In consideration of Employee’s continued employment with and/or management services to the Company and assistance with completing the divestitures of each of the Product Lines, the Company shall pay to Employee in a lump-sum the amount of $225,000 (before required withholdings), which amount (the “Retention Payment”) shall be paid to Employee upon the earlier of (a) the date that is no later than five (5) business days following the closing of the sale of the last of the Product Lines to be divested or (b) March 15, 2011. The Company shall not be required to pay the Retention Payment if this Agreement terminates pursuant to Section 3.3 of this Agreement prior to the closing of the sale of the last of the Product Lines to be divested.

2.2 Compensation and Benefits. In consideration of Employee’s continued employment with and services to the Company and assistance with completing the divestitures of each of the Product Lines, until the closing of the sale of the last of the Product Lines to be divested, the Company shall pay and provide to Employee the same compensation and benefits provided to Employee as of the date of this Agreement; provided, however, that the Company may replace the benefits provided to Employee following the Merger with benefits that are substantially comparable to those provided to Employee as of the date of this Agreement, to the extent those benefits are also replaced for all other similarly situated employees of the Company. The Company shall not be required to so maintain the compensation and benefits provided to Employee if this Agreement terminates pursuant to Section 3.3 of this Agreement prior to the closing of the sale of the last of the Product Lines to be divested.

2.3 Form of Payment. In the event that the Authorities or the Trustee requires that Employee’s services described in this Agreement be provided by Employee under a management agreement in the capacity as an independent contractor to the Company or Agilent or in some other capacity other than a true employment relationship, then the Company or Agilent shall make arrangements so that the payments, compensation and benefits described in Sections 2.1 and 2.2 above shall be made or provided in the context of that other relationship, and Employee agrees to enter into agreements or documentation evidencing the same.

3. OTHER TERMS, CONDITIONS AND ACKNOWLEDGEMENTS.

3.1 Withholdings and Deductions. The Company shall deduct (or cause to be deducted) from any payments made to Employee pursuant to this Agreement all (a) legally required withholdings and deductions, including for taxes, (b) applicable contributions to the Company benefit plans in which Employee participates, and (c) amounts otherwise owed by Employee to the Company.

3.2 Non-Disclosure. Unless and until (a) such time that the terms of this Agreement are publicly disclosed by the Company or Agilent, or (b) compelled by legal process, Employee shall not disclose the terms of this Agreement to any person other than persons within his immediate family and his legal, accounting, financial and tax advisors (but only to the extent necessary for such advisors to render professional advice to Employee), each of whom shall be advised by Employee to keep the terms of this Agreement confidential.

3.3 Termination. This Agreement shall terminate immediately in the event that (a) the Merger Agreement is terminated for any reason, (b) Employee voluntarily terminates his employment and service as contemplated under this Agreement prior to the closing of the sale of the last of the Product Lines to be divested (the “Final Divestiture Date”), (c) Employee’s employment or service, as the case may be, as contemplated under this Agreement is terminated by the Company or Agilent for Cause prior to the Final Divestiture Date, or (d) Employee’s employment or service, as the case may be, as contemplated under this Agreement is terminated due to his death or Disability prior to the Final Divestiture Date. In the event of such a termination of this Agreement, Employee shall not be entitled to any compensation or benefits provided for in this Agreement.

3.4 Affect of Merger. Unless terminated earlier in accordance with its terms, this Agreement shall continue in effect notwithstanding completion of the Merger.

3.5 Change in Control Agreement. Notwithstanding any terms of this Agreement, the Change in Control Agreement dated as of October 6, 2008 between Employee and the Company, as amended by the Amendment to Change in Control Agreement dated as of September 8, 2009 between Employee and the Company (as amended, the “CIC Agreement”), is not intended to, and shall in no way be deemed to, be amended in any way by this Agreement.

4. MISCELLANEOUS.

4.1 The Company’s obligation to pay to Employee the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

4.2 The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, by written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.3 This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, successors and assigns. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s heirs, successors and assigns.

4.4 For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	If to the Company:

To the last address on record	Varian, Inc.
with the Company	3120 Hansen Way
Palo Alto, CA 94304-1030
Attn: General Counsel

or to such other address as either party furnishes to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

4.5 This Agreement, together with any equity award agreement, shall constitute the entire agreement between Employee and the Company concerning the subject matter of this Agreement.

4.6 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the provisions, principles or policies thereof relating to choice or conflict of laws. The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and, except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Section 4.6 shall survive any termination of this Agreement.

4.7 No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties acknowledge that they have read and understand the terms of this Agreement and have executed this Agreement to be effective as of January 27, 2010.

VARIAN, INC.		GORDON B. TREDGER

/s/ Arthur W. Homan		/s/ Gordon B. Tredger

By:	Arthur W. Homan	Date:	February 15, 2010
Title:	Senior Vice President, General Counsel and Secretary
Date:	February 12, 2010

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